Pacific Ridge Capital Partners, LLC
Code of Ethics June 11, 2024

Pacific Ridge Capital Partners, LLC
Code of Ethics
Table of Contents
1- Statement of General Policy    3
2- Definitions    5
3- Standards of Business Conduct    7
4- Prohibition against Insider Trading    8
5- Personal Securities Transactions    11
6– Social Media    13
7- Gifts and Entertainment    17
8– Political Contributions    19
9- Protecting the Confidentiality of Client Information    22
10- Service as an Officer or Director    25
12 - Compliance Procedures    26
12- Certification    29
13- Records    30
14- Reporting Violations and Sanctions    31
15– Amendments    32

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1-Statement of General Policy
This Code of Ethics (“Code”) has been adopted by Pacific Ridge Capital Partners, LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).
This Code establishes rules of conduct for all employees of Pacific Ridge Capital Partners, LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Pacific Ridge Capital Partners, LLC and its employees owe a fiduciary duty to Pacific Ridge Capital Partners, LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
The Code is designed to ensure that the high ethical standards long maintained by Pacific Ridge Capital Partners, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.
Pursuant to Section 206 of the Advisers Act, both Pacific Ridge Capital Partners, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Pacific Ridge Capital Partners, LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.
Pacific Ridge Capital Partners, LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:
•The duty to have a reasonable, independent basis for the investment advice provided;
•The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•A duty to be loyal to clients.
In meeting its fiduciary responsibilities to its clients, Pacific Ridge Capital Partners, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Pacific Ridge Capital Partners, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Pacific Ridge Capital Partners, LLC. Pacific Ridge Capital Partners, LLC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code or the application of the

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Code to their individual circumstances. Employees should also understand that a material* breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Pacific Ridge Capital Partners, LLC.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Pacific Ridge Capital Partners, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
The Chief Compliance Officer will periodically report to senior management/board of directors of Pacific Ridge Capital Partners, LLC to document compliance with this Code.

•A material code of ethics (the “Code”) violation means a breach of the Code that raises relatively serious issues that suggest the possibility of a violation of the securities laws, particularly Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1 thereunder or Section 206 of the Investment Advisers Act of 1940. The triggering event can vary based on the specific facts and circumstances of a situation, but may include issues such as insider trading, front running, short-term trading, market timing or other circumstances or patterns of incidents or transactions or a series of minor violations which in their aggregate may constitute a serious violation.

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2- Definitions
For the purposes of this Code, the following definitions shall apply:
•“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or, if applicable (both in this reference and throughout this document), its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

•“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

•“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•“Fund” means an investment company registered under the Investment Company Act.

•“Reportable fund” means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

•“Reportable Security” means any IPOs (as defined herein), Reportable Private Placements (as defined herein), Publicly Traded Equity Securities (as defined herein), and any security as defined in Section 202(a)(18) of the Advisers Act including, without limitation, any equity securities, corporate bonds, agency bonds, exchange-traded funds, investments in hedge funds or real estate partnerships, and any securities in which a supervised person has an direct or indirect beneficial ownership, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market Funds; (iv) Transactions and holdings in shares of any open-end Fund, unless Pacific Ridge Capital Partners, LLC or a control affiliate acts as the investment adviser or principal underwriter for the Fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively

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in Funds, unless Pacific Ridge Capital Partners, LLC or a control affiliate acts as the investment adviser or principal underwriter for the Fund. Solely for purposes of quarterly and annual reporting required by Section 11, a “Reportable Security” does not include a Private Placement unless such Private Placement is also a Reportable Private Placement.

•“Supervised person” means directors, officers and partners of Pacific Ridge Capital Partners, LLC (or other persons occupying a similar status or performing similar functions); employees of Pacific Ridge Capital Partners, LLC; and any other person who provides advice on behalf of Pacific Ridge Capital Partners, LLC and is subject to Pacific Ridge Capital Partners, LLC's supervision and control.

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3- Standards of Business Conduct
Pacific Ridge Capital Partners, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).
Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.
Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Pacific Ridge Capital Partners, LLC's supervised persons as defined herein. These procedures cover transactions in a Reportable Security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.
Section 206 of the Advisers Act makes it unlawful for Pacific Ridge Capital Partners, LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

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4- Prohibition Against Insider Trading
Introduction
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Pacific Ridge Capital Partners, LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Pacific Ridge Capital Partners, LLC may be sued by investors seeking to recover damages for insider trading violations.
The rules contained in this Code apply to securities trading and information handling by supervised persons of Pacific Ridge Capital Partners, LLC and their immediate family members.
The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.
General Policy
No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Pacific Ridge Capital Partners, LLC), while in the possession of material, nonpublic information, nor may any personnel of Pacific Ridge Capital Partners, LLC communicate material, nonpublic information to others in violation of the law.
1.What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.
Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For

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example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.
You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Pacific Ridge Capital Partners, LLC's securities recommendations and client securities holdings and transactions.
2.What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.
3.Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts managed by Pacific Ridge Capital Partners, LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:
•Report the information and proposed trade immediately to the Chief Compliance Officer.
•Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.
•After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.
You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.
4.Contacts with Public Companies
Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Pacific Ridge Capital Partners, LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of

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adverse news to a handful of investors. In such situations, Pacific Ridge Capital Partners, LLC must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.
5.Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Pacific Ridge Capital Partners, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.
6.Restricted/Watch Lists
Although Pacific Ridge Capital Partners, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.
The Chief Compliance Officer may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.
The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

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5- Personal Securities Transactions
General Policy
Pacific Ridge Capital Partners, LLC has adopted the following principles governing personal investment activities by Pacific Ridge Capital Partners, LLC's supervised persons:
•The interests of client accounts will at all times be placed first;
•All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•Supervised persons must not take inappropriate advantage of their positions.
Pre-Clearance Required for Participation in IPOs
No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering (“IPOs”) for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.
Pre-Clearance Required for Private or Limited Offerings
No supervised person shall acquire beneficial ownership of any securities in any limited or private offering exempt from registration under the Securities Act of 1933 including, without limitation, any interests in any private investment fund regardless whether other not such investment fund is advised by Pacific Ridge Capital Partners, LLC (“Private Placements”) without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts if the Private Placement involves or will involve investments directly or indirectly in publicly traded companies (such investment, a “Reportable Private Placement”).
Pre-Clearance Required for Trading in Securities owned in a Pacific Ridge Capital Partners, LLC client account

No supervised person shall purchase or sell, directly or indirectly for their own account, any security or derivative thereof which is also held in a Pacific Ridge Capital Partners, LLC client account without the prior written approval of the Chief Compliance Officer or the President who has been provided with full details of the proposed transaction, including whether the supervised person is considering the purchase or sale of such security in a client account and, if approved, will be subject to continuous monitoring for possible future conflicts.

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Pre-Clearance Required for Trading in US Exchanged Traded Securities with a Market Capitalization between $25 million and $4 billion

No supervised person shall purchase or sell, directly or indirectly, any security or derivative thereof traded on a US Exchange with a market capitalization between $25 million and $4 billion (“Publicly Traded Equity Securities”) without the prior written approval of the Chief Compliance Officer or the President, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.
Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security or derivative thereof in which Pacific Ridge Capital Partners, LLC has a pending buy or sell order for a client’s account until that order is executed or withdrawn. Additionally, without the prior written approval of the Chief Compliance Officer or the President who has been provided with full details of the proposed transaction, no supervised person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within seven (7) calendar days before any client trades in that security. In addition, no supervised person shall execute a security in an account in which he or she has a beneficial interest within seven (7) calendar days after any client trades in that security if such purchase or sale is on the opposite side of the market of that client. Any personal trades made by a supervised person in breach of the proscribed periods or pre-approval requirement shall be reviewed by the Chief Compliance Officer, who will determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code. If the Chief Compliance Officer determines that there is a breach of fiduciary duty, the supervised person may be asked to disgorge any profits on trades in violation of the blackout periods above to a charity selected by Pacific Ridge Capital Partners, LLC.

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6- Social Media
General Policy

It is Pacific Ridge Capital Partners’ policy to monitor employee use of social media, networking and similar communications. There should be no expectation of privacy in the use of the Firm's Internet, emails, any use of blogs, instant messages, company-owned cellular phones and text messages on company-owned equipment under this policy. Every message leaves an electronic trail that's both traceable to a specific individual and accessible by Pacific Ridge Capital Partners even if it is deleted. Blogging or other forms of social media or technology include but are not limited to: video or wiki postings, sites such as LinkedIn, Facebook and Twitter, chat rooms, podcasts, virtual worlds, personal blogs, microblogs or other similar forms of online journals, diaries or personal newsletters.

General Provisions

Unless specific to job scope requirements, employees are not authorized to and therefore may not speak on behalf of Pacific Ridge Capital Partners through social media or otherwise. Employees may not publicly discuss clients, investment strategies or recommendations, investment performance, other products or services offered by our Firm, employees or any work-related matters, whether confidential or not, outside company-authorized communications. Employees are required to protect the privacy of Pacific Ridge Capital Partners, its clients and employees, and are prohibited from disclosing personal employee and non-employee information and any other proprietary and nonpublic information to which employees have access. Such information includes but is not limited to customer information, trade secrets, financial information and strategic business plans.

Personal Blogs and Social Networking Sites. Bloggers and commenters are personally responsible for their commentary on blogs and social media sites. Bloggers and commenters can be held personally liable for commentary that is considered defamatory, obscene, proprietary or libelous by any offended party, not just Pacific Ridge Capital Partners.

It is Pacific Ridge Capital Partners’ policy that no employee may use employer-owned equipment, including computers, company-licensed software or other electronic equipment, nor facilities or company time, to conduct unauthorized personal blogging or social networking activities. Employees cannot use blogs or social media sites to harass, threaten, discriminate or disparage against employees or anyone associated with or doing business with Pacific Ridge Capital Partners.

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Employees cannot post on personal blogs or other sites the name, trademark or logo of Pacific Ridge Capital Partners or any business with a connection to Pacific Ridge Capital Partners. Employees cannot post company-privileged information, including copyrighted or trademarked information or company-issued documents.

Text Messaging Policy. As Pacific Ridge Capital Partners is unable to capture text communications, no Pacific Ridge Capital Partners business communications may be conducted via text messaging.

Internet Monitoring. Employees are cautioned that they should have no expectation of privacy while using company equipment or facilities for any purpose, including authorized blogging. Employees are cautioned that they should have no expectation of privacy while using the Internet. Your postings can be reviewed by anyone, including Pacific Ridge Capital Partners. Pacific Ridge Capital Partners reserves the right to monitor comments or discussions about the company, its employees, clients and the industry, including products and competitors, posted on the Internet by anyone, including employees and non-employees. Pacific Ridge Capital Partners may use blog-search tools and software, and/or may engage outside service providers to periodically monitor forums such as blogs and other types of personal journals, diaries, personal and business discussion forums, and social networking sites.

Pacific Ridge Capital Partners’ Social Media policy, however, will not be construed or applied to limit employees' rights under the under the National Labor Relations Act ("NLRA") or applicable law.

Background

Social media and/or methods of publishing opinions or commentary electronically is a fast growing phenomenon which takes many forms, including internet forums, blogs and microblogs, online profiles, wikis, podcasts, picture and video posts, going “live” on any social media platform, virtual worlds, email, instant messaging, text messaging, music and other file-sharing, to name just a few. Examples of social media applications include, among others, LinkedIn, Facebook, Instagram, YouTube, Twitter, Yelp, WhatsApp, WeChat, Messenger, Tumblr, Reddit, Yammer, Snapchat, Yahoo groups, and ZoomInfo. The proliferation of such electronic communications presents new and ever changing regulatory risks for our firm.

As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the following laws and regulations under the Advisers Act, as well as additional rules and regulations identified below:

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Anti-Fraud Provisions: Sections 206(1), 206(2), and 206(4), and Rule 206(4)-1 thereunder;

Advertising: Rule 206(4)-1

Compliance/Supervision: Rule 206(4)-7 Privacy: Regulation S-P Recordkeeping: Rule 204(2)
For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered "Advertising" under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the firm. Accordingly, Pacific Ridge Capital Partners seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

Responsibility

The Chief Compliance Officer has the responsibility for the implementation and monitoring of our firm's Social Media policy, practices, and recordkeeping.

Procedure

Pacific Ridge Capital Partners has adopted procedures to implement Pacific Ridge Capital Partners’ policy, and conducts internal reviews to monitor and ensure that the policy is observed, implemented properly, and amended or updated, as appropriate. These include the following:

1.Pacific Ridge Capital Partners’ email policy has been communicated to all persons within the Firm and any changes in our policy will be promptly communicated.
2.All employees are required to sign a written acknowledgement of our Social Media policy.
3.All employees will be required to provide annual certification that they understand and are complying with our Social Media policy.
4.Emails and any other electronic communications relating to Pacific Ridge Capital Partners advisory services and client relationships will be maintained on an on-going basis.

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5.Electronic communications records will be maintained and arranged for easy access and retrieval so as to provide true and complete copies with appropriate backup and separate storage for the required periods.
6.The Chief Compliance Officer will periodically monitor a random sampling of employee electronic communications and maintain documentary evidence of such surveillance in an applicable location.
7.Pacific Ridge Capital Partners reserves the right to use content management tools to monitor, review or block content on company blogs that violate company blogging rules and guidelines.
8.Pacific Ridge Capital Partners requires employees to report any violation, or possible or perceived violation, to the Chief Compliance Officer. Violations include discussions of Pacific Ridge Capital Partners, its clients and/or employees, any discussion of proprietary information (including trade secrets, or copyrighted or trademarked material) and any unlawful activity related to blogging or social networking.
9.Pacific Ridge Capital Partners investigates and responds to all reports of violations of the social media policy and other related policies. Violation of the company’s social media policy will result in disciplinary action up to and including immediate termination. Any disciplinary action or termination will be determined based on the nature and factors of any blog or social networking post, or any unauthorized communication. Pacific Ridge Capital Partners reserves the right to take legal action where necessary against employees who engage in prohibited or unlawful conduct. If you have any questions about this policy or a specific posting on the web, please contact the Chief Compliance Officer.

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7- Gifts and Entertainment
Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Pacific Ridge Capital Partners, LLC has adopted the policies set forth below to guide supervised persons in this area.
General Policy
Pacific Ridge Capital Partners, LLC's policy with respect to gifts and entertainment is as follows:
•Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
•Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Pacific Ridge Capital Partners, LLC, or that others might reasonably believe would influence those decisions;
•Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;
•Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
Reporting Requirements
•Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Pacific Ridge Capital Partners, LLC, including gifts and gratuities with value in excess of $300 per year, must obtain consent from the Chief Compliance Officer before accepting such gift.
•Pacific Ridge Capital Partners does not allow employees to either give or receive cash or cash equivalents related to Pacific Ridge. Receiving cash or a cash equivalent from a third party related to Pacific Ridge is acceptable if it is to reimburse a normal and ordinary business expense which the employee advanced for a non-employee and that expense is reported to the company on an expense report. Likewise giving money to a non-employee related to Pacific Ridge is acceptable if it is to pay for an ordinary and normal business expense which is in turn reported to the company on an expense report.
•Pacific Ridge employees are expected to evaluate and recognize the appearance of excess when making the decision to provide or to receive entertainment gifts Pacific Ridge Capital Partners recognizes that entertainment varies widely based upon the situation, whether traveling or not, and if traveling the region visiting, the people in attendance, etc., and as such, does not place a specific dollar amount or value on entertainment deemed excessive. That said, the receipt of entertainment by a PRCP employee in excess of $300, excluding meals, must be reported to the CCO either beforehand or as soon as possible afterwards. As for paying for entertainment, employees are allowed to determine when to pay for entertainment and what is appropriate

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based on the circumstances of each specific situation. That said, Pacific Ridge reserves the right to refuse reimbursement for any gifts or entertainment the company deems excessive.
•This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Pacific Ridge Capital Partners, LLC.
•This gift reporting requirement is for the purpose of helping Pacific Ridge Capital Partners, LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.

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8- Political Contributions / Pay-to-Play
Policy

It is Pacific Ridge Capital Partners’ policy to permit the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Pacific Ridge Capital Partners recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

SEC regulations limit political contributions to Covered Government Officials by employees of investment advisory firms and certain affiliated companies. The SEC’s “Pay-to-Play” Rule 206(4)-5 (the “Rule”) prohibits advisers from receiving any compensation for providing investment advice to a government entity within two years after a contribution has been made by the adviser or one of its covered associates. The two-year time out is triggered by a political contribution to an official of a government entity. The date of the contribution starts the time out.

The Rule permits contributions of up to $350 per person for any election to an elected official or candidate for whom the individual is entitled to vote, and up to $150 per person for any election to an elected official or candidate for whom the individual is not entitled to vote. Many U.S. cities, states and other government entities have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity. While contributions to candidates in federal elections would generally not raise any issues under state or local laws, contributions to state and local officials may not be approved depending on the circumstances.
Pacific Ridge Capital Partners’ employees must receive approval from the CCO or other designated officer prior to making personal political contributions at all levels. Political contributions which require pre-approval include, but are not limited to, the following:

•Covered Government Officials;

•Federal candidate campaigns and affiliated committees;

•Political Action Committees (PACs) and Super PACs; and

•Non-profit organizations that may engage in political activities, such as 501(c)(4) and 501(c)(6) organizations.

Note: U.S. national political party donations (e.g. Democratic or Republican) do not require pre-clearance.

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Contributions include:

•Monetary contributions, gifts or loans;

•“In kind” contributions (e.g. donations of goods or services or underwriting or hosting fundraisers);

•Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, purchasing tickets to inaugural events);

•Contributions to joint fund-raising committees; or

•Contributions made by a PAC that is controlled by an Access Person.

Responsibility

Our firm's Chief Compliance Officer has the responsibility for the implementation and monitoring of our firm's political contribution policy, practices, disclosures and recordkeeping.

Procedure

Pacific Ridge Capital Partners has adopted various procedures to implement the firm's policy, conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•the Compliance Officer, or other designated officer, determines who is deemed to be a "Covered Associate" of the firm and promptly advises those individuals of their status as such; maintains records including the names, titles, and business and residence addresses of all covered associates;
•the Compliance Officer, or other designated officer, obtains appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date she/he becomes a covered associate) if such person will be soliciting municipal business; such review may include an online search of the individual's contribution history as part of the firm's general background check;
•political contributions made by covered associates must not exceed the rule's de minimis amount (currently $350, if an election that the person can vote in, or $150, if an election the person cannot vote in);
•prior to accepting a new advisory client that is a government entity, the Compliance Officer, or other designated officer will conduct a review of political contributions made by covered associates to ensure that any such contribution(s) did not exceed the rule's permissible de minimis amount (currently $350, if an election that the person can vote in, or $150, if an election the person cannot vote in);
•the Compliance Officer, or other designated officer, annually monitors and maintains records identifying all government entities to which Pacific Ridge Capital Partners provides advisory services, if any;

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•the Compliance Officer, or other designated officer, monitors and maintains records detailing political contributions made by the firm and/or its covered associates;
•such records will be maintained in chronological order and will detail:
i.the name and title of the contributor;
ii.the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment;
iii.the amount and date of each contribution or payment; and
iv.whether any such contribution was the subject of the exception for certain returned contributions.
•the Compliance Officer, or other designated officer, will maintain appropriate records following the departure of a covered associate who made a political contribution triggering the two-year 'time out' period;
•the Compliance Officer, or other designated officer, maintains records reflecting approval of political contributions made by the firm and/or its covered associates;
•prior to engaging a third party solicitor to solicit advisory business from a government entity, the Compliance Officer, or other designated officer, will determine that such solicitor is (1) a "regulated person" as defined under this Rule and (2) determined that such individual has not made certain political contributions or otherwise engaged in conduct that would disqualify the solicitor from meeting the definition of "regulated person";
•at least annually, the Compliance Officer, or other designated officer, will require covered associates and any third party solicitors to confirm that such person(s) have reported any and all political contributions, and continue to meet the definition of "regulated person";
•the Compliance Officer, or other designated officer, maintains records of each regulated person to whom the firm provides or agrees to provide (either directly or indirectly) payment to solicit a government entity for advisory services on its behalf; and
•the Compliance Officer, or other designated officer, will monitor states' registration and/or reporting requirements pursuant to the firm's use of any 'placement agents' (including employees of the firm and/or its affiliates) for the solicitation of or arrangements for providing advisory services to any government entity or public pension plan.

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9- Protecting the Confidentiality of Client Information
Confidential Client Information
In the course of investment advisory activities of Pacific Ridge Capital Partners, LLC, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Pacific Ridge Capital Partners, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Pacific Ridge Capital Partners, LLC's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
Non-Disclosure of Confidential Client Information
All information regarding Pacific Ridge Capital Partners, LLC's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Pacific Ridge Capital Partners, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:
•As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Pacific Ridge Capital Partners, LLC will require that any financial intermediary, agent or other service provider utilized by Pacific Ridge Capital Partners, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Pacific Ridge Capital Partners, LLC only for the performance of the specific service requested by Pacific Ridge Capital Partners, LLC;
•As required by regulatory authorities or law enforcement officials who have jurisdiction over Pacific Ridge Capital Partners, LLC, or as otherwise required by any applicable law. In the event Pacific Ridge Capital Partners, LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Pacific Ridge Capital Partners, LLC shall disclose only such information, and only in such detail, as is legally required;
•To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.
Employee Responsibilities
All supervised persons are prohibited, either during or after the termination of their employment with Pacific Ridge Capital Partners, LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised

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persons who need to have access to such information to deliver the Pacific Ridge Capital Partners, LLC's services to the client.
Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Pacific Ridge Capital Partners, LLC, must return all such documents to Pacific Ridge Capital Partners, LLC.
Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.
Security of Confidential Personal Information
Pacific Ridge Capital Partners, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:
•The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Pacific Ridge Capital Partners, LLC's services to clients;
•Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.
Privacy Policy
As a registered investment adviser, Pacific Ridge Capital Partners, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Pacific Ridge Capital Partners, LLC has adopted policies and procedures to safeguard the information of natural person clients.
Enforcement and Review of Confidentiality and Privacy Policies
The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Pacific Ridge Capital Partners, LLC's confidentiality and privacy policies and is also responsible for conducting

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appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the Chief Compliance Officer.
Whistleblower Rule
Under Rule 21F-17 of the Securities Exchange Act of 1934, also known as the whistleblower rule, “no person may take any action to impede an individual from communicating directly with the Commission staff about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement . . . with respect to such communications.” Based on the adopting release for the Rule, an investment advisor’s employment agreement with a confidentiality provision could potentially be deemed to impede employees from communicating potential securities violations to the SEC. Pacific Ridge Capital Partners encourages all employees to immediately report potential violations to the Chief Operating Officer. Such reports need not be in person, but may be reported anonymously. Pacific Ridge Capital Partners values the open communication necessary to handle possible violations and encourages employees to immediately report any possible violations preventing Pacific Ridge Capital Partners from maintaining compliance with securities laws.
As such, Pacific Ridge Capital Partners recognizes that a confidentiality provision in an employment agreement in no way prevents current or former employees from voluntarily discussing potential securities violations with the SEC of from receiving a Whistleblower reward. In the event that a possible violation is reported to the CCO, employees still have a 120 day during which they can report to the SEC and remain eligible to receive a whistleblower reward.

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10- Service as an Officer or Director
No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Pacific Ridge Capital Partners, LLC's clients. Where board service or an officer position is approved, Pacific Ridge Capital Partners, LLC shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

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11- Compliance Procedures
Pre-clearance
A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of any Reportable Security only if: (i) such purchase or sale has been approved by a supervisory person designated by Pacific Ridge Capital Partners, LLC firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.
Clearance must be obtained by completing and submitting the electronic Pre-clearance Form provided for that purpose by the Chief Compliance Officer. The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front running.
Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.
Reporting Requirements
Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below. It is the policy of Pacific Ridge Capital Partners, LLC that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements to the Chief Compliance Officer.
1.Initial Holdings Report
Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:
•The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;
•The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
•The date that the report is submitted by the supervised person.
The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

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2.Annual Holdings Report
Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.
3.Quarterly Transaction Reports
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:
With respect to any transaction during the quarter in a Reportable Security in which the supervised persons had any direct or indirect beneficial ownership:
•The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the Reportable Security at which the transaction was effected;
•The name of the broker, dealer or bank with or through whom the transaction was effected; and
•The date the report is submitted by the supervised person.
4.Exempt Transactions
A supervised person need not submit a report with respect to:
•Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
•A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Pacific Ridge Capital Partners, LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;
•Any transaction or holding report if Pacific Ridge Capital Partners, LLC has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported.
5.Monitoring and Review of Personal Securities Transactions
The Chief Compliance Officer, or a designee, will monitor and review all reports required under the Code for compliance with Pacific Ridge Capital Partners, LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to

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cooperate with such inquiries and any monitoring or review procedures employed Pacific Ridge Capital Partners, LLC. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the President, or other designated supervisory person. The Chief Compliance Officer shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

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12- Certification
Initial Certification
All supervised persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.
Acknowledgement of Amendments
All supervised persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.
Annual Certification
All supervised persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.
Further Information
Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

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13- Records
The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:
•A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•A record of any violation of Pacific Ridge Capital Partners, LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Pacific Ridge Capital Partners, LLC;
•A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•A list of all persons who are, or within the preceding five years have been, access persons;
•A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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14- Reporting Violations and Sanctions
All supervised persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.
The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.
Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

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15- Amendments

Date of Amendment: June 11, 2024
Added definition of a Material Code of Ethics Violation and further clarified that derivatives of securities are also subject to Personal Trading restrictions
Date of Amendment: September 18, 2021
Updates related to Reportable Securities and receipt of entertainment per Counsel and Mock Audit

Date of Amendment: April 23, 2021
Changed Pre-Clearance Required for Trading in US Exchanged Traded Securities to Market Capitalizations between $25 million and $4 billion up from $2 billion
Date of Amendment: April 30, 2019 Updated Social Media Policy
Date of Amendment: December 19, 2017 Updated Gifts & Entertainment/Pay-to-Play Policy

Date of Amendment: December 15, 2016
Updated Gift & Entertainment policy and added new Whistleblower Policy

Date of Amendment: December 17, 2015
Updated text messaging guidelines and replaced Political Contributions section with updated version
Date of Amendment: February 2, 2015
Add additional Blackout language re pending firm orders as recommended by the ICI, add definition of Covered Associate and other minor edits.

Date of Amendment: April 29, 2014
Fine-tuned which securities transactions need pre-clearance

Date of Amendment: June 29, 2012
Added selections on Political Contributions and Social Media. Substantially revised section on Personal Trading.

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